Exhibit 3.3

ARTICLES OF AMENDMENT

ARMOUR Residential REIT, Inc.

(1)

(2)	ARMOUR Residential REIT, Inc.

a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

(3) The charter of the corporation is hereby amended as follows:

The first TWO sentences of Section 6.1 of ARMOUR Residential REIT, Inc.'s charter is hereby amended to read as follows:

Section 6.1        Authorized Shares.        The Corporation has authority to issue 1,050,000,000 shares of stock, consisting of 1,000,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock"), and 50,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $1,050,000.

This amendment of the charter of the corporation has been approved by the directors

(4)

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

(5) /s/ Jeffrey J. Zimmer	(5) Scott J. Ulm
Secretary	President

(6) Return address of filing party:
3001 Ocean Drive, Suite 201
Vero Beach, Florida 32963
October 31, 2012